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                                                                  Exhibit 99.1.C
                                REPUBLIC FUNDS

          AMENDMENT TO AMENDED AND RESTATED DECLARATION OF TRUST AND
            ESTABLISHMENT AND DESIGNATION OF ADDITIONAL SERIES OF
          SHARES OF BENEFICIAL INTEREST, PAR VALUE $0.001 PER SHARE

  RESOLVED, that pursuant to Section 5.11 of the Declaration of Trust of Republic Funds, a Massachusetts business trust (the "Trust"), dated April 22, 1987, as amended on July 1, 1987 (the "Declaration") and as further amended, the shares of beneficial interest (the "Shares") of the Trust shall be dividend into one additional separate series (the "Fund");

  FURTHER RESOLVED, that the Fund shall have the following special and relative rights:

      1. The Fund shall be designated "Republic Money Market Fund".

      2. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective prospectus and registration statement on Form N-1A under the Securities Act of 1933 with respect to the Fund. Each Share of the Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Fund and shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration.

      3. The Fund's Shareholders shall vote separately as a class on any matter, except to the extent required by the Investment Company Act of 1940 (the "1940 Act") ; or when the Trustees have determined that the matter affects only the interests of one series' Shareholders, then only that series' Shareholders shall be entitled to vote thereon; and any matter shall be deemed to have been effectively acted upon with respect to that series as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration.

      4. The assets and liabilities of the Trust shall be allocated among the Fund and the other series of the Trust as set forth in Section 5.11 of the Declaration, except that costs of establishing the Fund and of the registration and public offering of the Shares thereof shall be amortized for the Fund over the period beginning on the date such costs become payable and ending 60 months thereafter.

      5. Subject to the provisions of Section 5.12 of the Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of the Fund or any other series previously, now or hereafter created, or otherwise to change the special and relative rights of the Fund or any such other series, provided that such change shall not adversely affect the rights of any Shareholder.

  IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 3rd day of August, 1998. This instrument may be executed by the Trustees in separate counterparts but shall be effective only when signed by a majority of the Trustees.

                                        ------------------------
                                        Frederick C. Chen

                                        ------------------------
                                        Alan S. Parsow

                                        ------------------------
                                        Larry M. Robbins

                                        ------------------------
                                        Michael Seely